UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  Schedule 13G

                    Under the Securities Exchange Act of 1934



                         Xstream Beverage Network, Inc.
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                                (Name of Issuer)


                                  COMMON STOCK
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                         (Title of Class of Securities)


                                    98415K207
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                                 (CUSIP Number)


                                February 27, 2006
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             (Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

|_|     Rule 13d-1(b)

|X|     Rule 13d-1(c)

|_|     Rule 13d-1(d)


                                Page 1 of 3 Pages

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CUSIP No.98415K207                    13G                Page 2 of 3 Pages
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                        [Repeat this page as necessary]

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    1       NAMES OF REPORTING PERSONS
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:

            Cogent Capital Investments, Inc.
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    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                        (a) |X|
                                                                        (b) |_|
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    3       SEC USE ONLY

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    4       CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware
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                                          5     SOLE VOTING POWER
              NUMBER OF
               SHARES                           2,615,132
            BENEFICIALLY                  --------------------------------------
              OWNED BY                    6     SHARED VOTING POWER
                EACH
              REPORTING                         Not applicable
               PERSON                     --------------------------------------
                WITH                      7     SOLE DISPOSITIVE POWER

                                                2,615,132
                                          --------------------------------------
                                          8     SHARED DISPOSITIVE POWER

                                                Not applicable
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    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            9.61%
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    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                        |_|
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    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

            9.61%
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    12      TYPE OF REPORTING PERSON

            CO
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

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CUSIP No.98415K207                    13G                Page 3 of 3 Pages
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                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 27, 2006

                                                REPORTING PERSON


                                                By:   /s/ Greg Kofford
                                                    ----------------------------
                                                Its:    President
                                                     ---------------------------